                                                                      EXHIBIT 99

This release contains certain forward-looking statements, which are subject to a number of risks and uncertainties. Some factors that could cause actual results to differ materially include: business conditions and growth in the contract manufacturing industry and the general economy; variability of operating results; dependence on a limited number of customers; limited availability of components; dependence on certain industries; variability of customer requirements; and other risk factors described in the company's most recently filed SEC documents such as the Form 10-K, filed 12/7/99.


                  JABIL CIRCUIT POSTS RECORD REVENUE & EARNINGS

                        ANNOUNCES TWO-FOR-ONE STOCK SPLIT


St. Petersburg, FL - March 16, 2000....Jabil Circuit, Inc. (NYSE: JBL),
electronics manufacturer to the world market for circuit board assemblies and services, today reported record revenue for the second fiscal quarter of 2000, ended February 29, 2000. Revenue for the quarter increased 50 percent to $837.6 million compared to $ 558.7 million for the same period of fiscal 1999.

Jabil's second quarter of fiscal 2000 net income increased 52 percent to $33.9 million or $0.37 per diluted share compared with $22.3 million or $0.27 per diluted share for the second quarter of fiscal 1999.

Gross profit for fiscal 2000 second quarter increased 40 percent to $84.1 million or 10 percent of revenue compared to $60.1 million or 10.8 percent of revenue for the corresponding quarter of fiscal 1999.

Operating income for the second fiscal quarter of 2000 increased 41 percent to $50.6 million or 6 percent of revenue compared to $35.9 million or 6.4 percent of revenue for the second fiscal quarter of 1999.

Revenues for the first six months of fiscal year 2000 increased 45 percent to $1.5 billion, compared to $1.1 billion for the same time period of fiscal 1999. Net income for the first six months of fiscal 2000 increased 54 percent to $
65.1 million, compared with $42.3 million last fiscal year. Diluted earnings per share for the first six months of fiscal 2000 increased 39 percent to $0.71 compared to $0.51 for the same period of fiscal 1999. This excludes the impact of an acquisition-related charge of approximately $5 million, or $0.05 EPS recorded in the first fiscal quarter of 2000.

The Company announced a stock split in the form of a 100 percent stock dividend. The record date for the stock split will be March 23, 2000 with distribution of the split shares on March 30, 2000. Jabil Circuit shares will begin trading on a split basis at the opening of the market on March 31, 2000. The stock dividend will increase the number of Common Stock shares outstanding from approximately
92.3 million shares to approximately 184.6 million shares.


                                   (M O R E )








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Q2 00 Results Release -- Add One

INCOME STATEMENT  -- SEQUENTIAL TREND HIGHLIGHTS

o Revenue in the second fiscal quarter increased by 21 percent from the first quarter, reflecting solid production levels in most business segments.

o Gross margin was 10 percent of revenue for the quarter, reflecting an increase in production with a more materials-intensive mix.

o   Operating income increased sequentially by 14 percent to $50.6 million, or
    6.0 percent of revenue. Operating results represent a cumulative operating income growth of 29 percent in the first six months of the fiscal year - nearly attaining the company's annual goal of 30 percent in just two quarters. Growth of operating income is Jabil's key financial objective. This excludes the impact of an acquisition-related charge of approximately $5 million, or $0.05 EPS recorded in the first fiscal quarter of 2000.

o Net income after tax was $33.9 million or 4.1 percent of revenue, as compared to 4.5 percent in the prior sequential quarter. This excludes the impact of an acquisition-related charge of approximately $5 million, or $0.05 EPS recorded in the first fiscal quarter of 2000.

o Earnings per share for second fiscal quarter of 2000 were $0.37 on an average 92.3 million shares during the period, fully diluted.

BALANCE SHEET -- SEQUENTIAL TREND HIGHLIGHTS

o Accounts receivable increased by $60 million to $379 million in the second quarter of fiscal 2000, as compared to $319 million in the first quarter. Calculated days sales outstanding were 41, compared to 42 in the first quarter.

o Inventories increased by $54 million in the second quarter to $353 million as compared to $299 million as of the end of November. Calculated inventory turns were 9, an improvement from 8 in the prior quarter.

o   Debt-to-capitalization ratio for the period was 17 percent.

o   Average return on assets for the period was 11.1 percent.

o   Average return on equity for the period was 21.6 percent.

BUSINESS OUTLOOK
(NOTE: THE FOLLOWING STATEMENTS ARE FORWARD LOOKING; ACTUAL RESULTS MAY DIFFER MATERIALLY.)

Jabil President Tim Main said, "We are very pleased with the continuing strength of our core business and the performance and contributions of our employees in a challenging growth environment. In support of this growth, we will continue to invest in our core competencies to maintain and improve upon our performance and fundamental manufacturing execution."

Jabil Circuit, Inc. is an electronic manufacturing services provider for international electronics companies in the communications, personal computer, peripheral, consumer and automotive markets. Jabil offers circuit design, board design from schematic, mechanical and production design, prototype assembly, volume board assembly and system assembly services from 12 locations in North and South America, Europe and Asia.


                                       # #


Statement of earnings and balance sheet data for Q200 attached.
CONTACT: Beth Walters, (727) 577-9749 or beth_walters @ jabil.com

                      JABIL CIRCUIT, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
                                   (UNAUDITED)


                                              Three months ended                  Six months ended
                                          ----------------------------     ------------------------------
                                          February 29,    February 28,     February 29,      February 28,
                                             2000             1999            2000               1999
                                          ------------    ------------     ------------      ------------
Net revenue                                $ 837,562       $ 558,703       $ 1,527,384       $ 1,053,818
  Cost of revenue                            753,479         498,601         1,369,914           939,021
                                           ---------       ---------       -----------       -----------

Gross profit                                  84,083          60,102           157,470           114,797

Operating expenses:
  Selling, general and administrative         31,612          22,452            58,663            43,277
  Research and development                     1,203           1,432             2,385             2,889
  Amortization of intangibles                    644             294             1,243               651
  Acquisition-related charge                      --              --             5,153                --
                                           ---------       ---------       -----------       -----------
Operating income                              50,624          35,924            90,026            67,980

  Interest income                                (32)           (419)           (1,212)             (748)
  Interest expense                             1,474           2,311             2,039             4,240
                                           ---------       ---------       -----------       -----------

Income before income taxes                    49,182          34,032            89,199            64,488

  Income tax expense                          15,246          11,778            28,775            22,218
                                           ---------       ---------       -----------       -----------

Net income                                 $  33,936       $  22,254       $    60,424       $    42,270
                                           =========       =========       ===========       ===========

Earnings per share:
Basic                                      $    0.39       $    0.28       $      0.69       $      0.53
                                           =========       =========       ===========       ===========
Diluted                                    $    0.37       $    0.27       $      0.66       $      0.51
                                           =========       =========       ===========       ===========

Common shares used in the
calculations of earnings per share:

Basic                                         87,857          79,972            87,634            79,831
                                           =========       =========       ===========       ===========
Diluted                                       92,257          83,503            91,823            83,140
                                           =========       =========       ===========       ===========

                      JABIL CIRCUIT, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)
                                  (UNAUDITED)


                                                 February 29,       August 31,
                                                    2000              1999
                                                 -----------       -----------

ASSETS
Current assets
  Cash and cash equivalents                      $    56,612       $   125,949
  Short-term investments                                  --            27,176
  Accounts receivable - Net                          379,223           261,078
  Inventories                                        353,326           217,840
  Prepaid expenses and other current assets           24,129            14,794
  Deferred income taxes                               14,227            13,896
                                                 -----------       -----------

        Total current assets                         827,517           660,733

Property, plant and equipment, net                   439,879           353,522
Other assets                                          40,470            20,786
                                                 -----------       -----------

                                                 $ 1,307,866       $ 1,035,041
                                                 ===========       ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Current installments of long term debt         $     8,333       $     9,610
  Short-term debt                                         --            21,501
  Accounts payable                                   427,863           300,093
  Accrued expenses                                    59,917            59,186
  Income taxes payable                                10,863            20,511
                                                 -----------       -----------

        Total current liabilities                    506,976           410,901

Long term debt, less current installments            128,333            34,712
Deferred income taxes                                 21,232            10,199
Deferred grant revenue                                 3,443             1,798
                                                 -----------       -----------

        Total liabilities                            659,984           457,610
                                                 -----------       -----------

Stockholders' equity
  Common stock                                            88                87
  Additional paid in capital                         306,746           296,396
  Retained earnings                                  341,590           281,166
  Cumulative translation adjustment                     (542)             (218)
                                                 -----------       -----------

        Total stockholders' equity                   647,882           577,431
                                                 -----------       -----------

                                                 $ 1,307,866       $ 1,035,041
                                                 ===========       ===========




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